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Wolf & Company, P.C.
One International Place
Boston, MA 02109

                                                              March 31, 1998

Securities and Exchange Commission
450 Fifth Street, N.S.
Washington, D.C.  20549

Gentlemen:

         This letter is written in response to the requirement of Rule 12b-25(c) under the Securities and Exchange Act of 1934 and in satisfaction of item (c) of
Part II of Form 12b-25.

         We are the independent auditors of DynaGen, Inc. (the "Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-K for the year ended December 31, 1997 because our Firm has not yet completed our audit of the financial statements of the Registrant for the year ended December 31, 1997 and is therefore unable to furnish the required opinion on such financial statements.

         We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25 and agree with the statements made therein. We are unable to complete our audit of the Registrant's financial statements and furnish the required opinion for a timely filing as we are still in the process of obtaining and analyzing evidential matter pertaining to the Registrant's acquisition and financing activities and management's business plans for the fiscal year ending December 31, 1998. Therefore, we have not yet had sufficient time to complete the auditing procedure which we consider necessary in these circumstances.

Very truly yours,



/s/ Wolf & Company, P.C.